Exhibit 4.1

BLACK KNIGHT INFOSERV, LLC,

as Issuer,

THE GUARANTORS PARTY HERETO

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee

First Supplemental Indenture

Dated as of February 28, 2024

to Indenture

Dated as of August 26, 2020

FIRST SUPPLEMENTAL INDENTURE, dated as of February 28, 2024 (this “First Supplemental Indenture”), among Black Knight InfoServ, LLC, a Delaware limited liability company (the “Issuer”), the Guarantors (as defined herein) and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, as Trustee (as defined herein).

WITNESSETH:

WHEREAS, each of the Issuer and the guarantors set forth therein has heretofore executed and delivered to the Trustee an indenture, dated as of August 26, 2020 (the “Original Indenture” and, together with this First Supplemental Indenture, the “Indenture”), to provide for the issuance of $1,000,000,000 aggregate principal amount of 3.625% Senior Notes Due 2028 (the “Notes”);

WHEREAS, pursuant to Section 10.06(b) of the Original Indenture, other than with respect to guarantees of Black Knight, Inc. and Black Knight Financial Services, LLC (together, the “Guarantors”), upon the repayment of all loans and the termination of all commitments outstanding under the Amended and Restated Credit Facilities on September 5, 2023, all other guarantors under the Original Indenture were automatically and unconditionally released and discharged, and no further action by such guarantors, the Issuer or the Trustee was required for the release of such guarantors’ guarantees thereunder;

WHEREAS, pursuant to Section 9.02 of the Original Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement the Original Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consent”);

WHEREAS, on February 20, 2024, Intercontinental Exchange, Inc., on behalf of the Issuer, distributed a Consent Solicitation Statement (the “Consent Solicitation Statement”) to certain eligible holders of the Notes to participate in the solicitation of consents from holders of the Notes to amend the Original Indenture as set forth in this First Supplemental Indenture, subject to the terms and conditions set forth in the Original Indenture and the Consent Solicitation Statement; and

WHEREAS, as of February 28, 2024, the Issuer has received and caused to be delivered to the Trustee evidence of receipt of the Requisite Consent from or on behalf of Holders to amend the Original Indenture as set forth herein and such evidence is attached to the Officer’s Certificate delivered as of the date hereof to the Trustee by the Issuer in connection with the execution of this First Supplemental Indenture.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Definitions Generally. Except to the extent such terms are otherwise defined in this First Supplemental Indenture or the context clearly requires otherwise, all terms used in this First Supplemental Indenture which are defined in the Original Indenture have the meanings assigned to them therein.

Section 1.2. Definitions of Reporting Covenant Amendments and Other Amendments. (i) The amendments in Sections 2.1(b) and (c), (ii) the deletion of Section 4.03 (“Reports and Other Information”) and the changes to Section 6.01 (“Events of Default”) relating to the deletion of Section 4.03 (“Reports and Other Information”) in Section 2.1(a) and (iii) any amendments pursuant to Sections 2.1(d) and 2.2 related to the changes in clause (ii) are referred to collectively herein as the “Reporting Covenant Amendments.” All of the other changes referred to in Article 3 are referred to collectively herein as the “Other Amendments.”

ARTICLE 2.

AMENDMENTS TO THE ORIGINAL INDENTURE

Section 2.1. Amendments to the Original Indenture.

(a) The Original Indenture is hereby amended by deleting the following Articles, sections, and clauses of the Original Indenture and replacing all such deleted Articles, sections and clauses with “[Intentionally Omitted]”:

•	Section 3.09 (“Special Mandatory Redemption”)

•	Section 4.03 (“Reports and Other Information”)

•	Section 4.04 (“Compliance Certificate”)

•	Section 4.05 (“Taxes”)

•	Section 4.06 (“Stay, Extension and Usury Laws”)

•	Section 4.07 (“Liens”)

•	Section 4.08 (“Corporate Existence”)

•	Section 4.09 (“Offer to Repurchase Upon Change of Control Triggering Event”)

•	Section 4.10 (“Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”)

•	Section 4.11 (“Suspension of Certain Covenants”)

•	Section 4.12 (“Financial Calculations for Limited Condition Transaction”)

•	Article V (“Successors”)

•	Clauses (a)(3), (a)(4), (a)(5), (a)(6) and (7) of Section 6.01 (“Events of Default”)

•	Section 6.01(b) (“Events of Default”)

•	Section 8.03 (“Covenant Defeasance”)

(b) Section 1.01 (“Definitions”) of the Original Indenture is hereby amended by deleting the definition “Amended and Restated Credit Facilities.”

(c) All references in the Original Indenture to “Wells Fargo, National Association” are hereby replaced by “Computershare Trust Company, N.A.”

(d) Any definitions used exclusively in the provisions of the Original Indenture or the Notes that are deleted pursuant to the amendments set forth under this First Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Original Indenture and the Notes, and all textual references in the Original Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Original Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety.

Section 2.2. Amendments to the Notes. Any provision contained in the Form of Note attached as Exhibit A to the Original Indenture and the Notes that relates to the sections in the Indenture that are amended pursuant to this Article 2 are likewise hereby amended so that any such provision contained in such Form of Notes and the Notes will conform to and be consistent with the Indenture.

ARTICLE 3.

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Issuer, the Guarantors and the Trustee shall be given as provided in the Indenture, at the address for the Issuer, the Guarantors and the Trustee set forth in the Indenture, as amended by this First Supplemental Indenture, as applicable.

Section 3.2. Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

Section 3.3. Effectiveness. This First Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto; provided, however, that (i) the Reporting Covenant Amendments shall become operative upon the Consent Payment Date (as defined in the Consent Solicitation Statement) (such date, the “Reporting Covenant Amendments Operative Date”) and (ii) the Other Amendments shall become operative upon the date Intercontinental Exchange, Inc. completes the Private Exchange Offer (as defined in the Consent Solicitation Statement) (such date, the “Other Amendments Operative Date” and, together with the Report Covenant Amendments Operative Date, each, an “Operative Date”)); provided, further, that the provisions hereof shall become immediately operative upon the applicable Operative Date without further action by or notice to any Person.

Section 3.4. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 3.7. Execution and Counterparts. This First Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 3.8. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.9. Ratification of Original Indenture; First Supplemental Indenture Part of Indenture. Except as expressly amended and supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.10. Trustee Reliance and Protections. The Trustee is executing this First Supplemental Indenture based on and in reliance of the representations and statements of the Issuer and Guarantors set forth herein, as well as the representations, certifications and statements set forth in the Officer’s Certificate and Opinion of Counsel, both to be delivered to the Trustee as of the date hereof in connection with the execution hereof. The Issuer and Guarantors hereby acknowledge that the rights, protections, and indemnities afforded the Trustee in the Original Indenture apply to the execution hereof and the transactions contemplated hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER:

BLACK KNIGHT INFOSERV, LLC

By:	/s/ Warren Gardiner
Name:	Warren Gardiner
Title:	Chief Financial Officer

GUARANTORS:

BLACK KNIGHT, INC.
BLACK KNIGHT FINANCIAL SERVICES, LLC

By::	/s/ Warren Gardiner
Name:	Warren Gardiner
Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as successor trustee to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Corey J. Dahlstrand
Name:	Corey J. Dahlstrand
Title:	Vice President

[Signature Page to First Supplemental Indenture]